FOR IMMEDIATE RELEASE	Exhibit 99.1
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
THIRD QUARTER 2026 RESULTS

COLUMBUS, Ohio, USA – November 5, 2026 – Mettler-Toledo International Inc. (NYSE: MTD) today announced third quarter results for 2026. Provided below are the highlights:

•Reported and local currency sales increased 6% compared with the prior year.

•Net earnings per diluted share as reported (EPS) were $12.29, compared with $10.57 in the prior-year period. Adjusted EPS was $12.57, an increase of 13% over the prior-year amount of $11.15. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

Third Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, “We delivered an excellent third quarter, achieving relatively broad-based growth across our portfolio while capitalizing on improving market demand. Performance was particularly strong in Asia / Rest of World. Improved sales volume and strong execution of our strategic initiatives resulted in another quarter of robust growth in Adjusted EPS.”

GAAP Results
EPS in the quarter was $12.29, compared with the prior-year amount of $10.57.

Compared with the prior year, total reported sales increased 6% to $1.094 billion. By region, reported sales increased 3% in the Americas, were flat in Europe, and increased 16% in Asia/Rest of World. Earnings before taxes amounted to $300.2 million, compared with $269.2 million in the prior year.

Non-GAAP Results
Adjusted EPS was $12.57, an increase of 13% over the prior-year amount of $11.15.

Compared with the prior year, local currency sales increased 6%. By region, local currency sales increased 3% in the Americas, 2% in Europe, and 14% in Asia/Rest of World. Adjusted Operating Profit amounted to $333.5 million, compared with the prior-year amount of $309.9 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Nine Month Results

GAAP Results
EPS was $32.14, compared with the prior-year amount of $28.12.

Compared with the prior year, total reported sales increased 6% to $3.069 billion. By region, reported sales increased 1% in the Americas, 6% in Europe, and 13% in Asia/Rest of World. Earnings before taxes amounted to $799.3 million, compared with $719.8 million in the prior year.

Non-GAAP Results
Adjusted EPS was $32.91, an increase of 12% over the prior-year amount of $29.41.

Compared with the prior year, local currency sales increased 5% before a one-time tariff refund to customers in the second quarter of 2026, or 4% before acquisitions. By region, local currency sales increased 1% in the

Americas, 2% in Europe, and 8% in Asia/Rest of World excluding acquisitions and tariff refunds. Adjusted Operating Profit amounted to $889.0 million, compared with the prior-year amount of $829.9 million.

The Company’s non-GAAP results exclude a one-time $52 million benefit from IEEPA tariff refunds that benefited Cost of Sales, as well as a one-time $28 million related refund to customers that reduced Net Sales, in the second quarter of 2026.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook
Management cautions that market conditions are uncertain and could change quickly. Based on today's assessment, management anticipates local currency sales for the fourth quarter of 2026 will increase approximately 5%. Adjusted EPS is forecast to be $14.84 to $15.04, a growth rate of 11% to 13%.

For the full year 2026, management anticipates local currency sales will increase approximately 5%, which excludes the impact of tariff refunds to customers. Adjusted EPS is forecast to be in the range of $47.70 to $47.90, representing growth of approximately 12%. This compares with previous local currency sales growth guidance of approximately 4% to 5% excluding tariff refunds and Adjusted EPS guidance of $47.15 to $47.50.

The Company stated that based on its assessment of market conditions today, management anticipates local currency sales growth of approximately 5% in 2027. This is expected to result in Adjusted EPS in the range of $52.50 to $53.50, representing growth of approximately 10% to 12%.

The Company does not provide GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty and without unreasonable effort the timing and amount of future restructuring and other non-recurring items.

Conclusion

Kaltenbach concluded, “We continue to benefit from investments in recent years that have strengthened our competitive position and prepared us for the growth opportunities we see ahead of us. We have accelerated our innovation, expanded our digital capabilities, further enhanced our Spinnaker sales and marketing excellence program, and evolved our global supply chain setup for increased resilience and agility. As market conditions improve, we are well positioned to deliver strong financial performance going forward.”

Other Matters

The Company will host a conference call to discuss its quarterly results tomorrow morning (Friday, November 6) at 8:30 a.m. Eastern Time. To listen to a live webcast or replay of the call, visit the investor relations page on the Company’s website at investor.mt.com. The presentation referenced on the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control, and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Forward-Looking Statements Disclaimer
You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties. You can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue.”

We make forward-looking statements in this Quarterly Report about future events or our future financial performance, including sales and earnings growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, planned research and development efforts and product introductions, adequacy of facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, customer demand, our competitive position, pricing, capital expenditures, cash flow, share repurchases, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions, the impact of inflation, ongoing developments related to global trade disputes/tariffs, governmental policies, the geopolitical environment, the conflict in Ukraine and continuing instability in the Middle East on our business.

Our forward-looking statements may not be accurate or complete, speak only as of the date of this Quarterly Report, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including ongoing developments related to global trade disputes/tariffs, governmental policies, the geopolitical environment, inflation, the conflict in Ukraine and continuing instability in the Middle East. See in particular “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	September 30, 2026		% of sales	September 30, 2025	% of sales

Net sales	$1,094,294	(a)	100.0	$1,029,699	100.0
Cost of sales	440,070		40.2	420,243	40.8
Gross profit	654,224		59.8	609,456	59.2

Research and development	53,613		4.9	51,143	5.0
Selling, general and administrative	267,159		24.4	248,391	24.1
Amortization	19,374		1.8	20,022	1.9
Interest expense	15,675		1.4	17,695	1.7
Restructuring charges	3,944		0.4	5,972	0.6
Other charges (income), net	(5,741)		(0.5)	(3,003)	(0.2)
Earnings before taxes	300,200		27.4	269,236	26.1

Provision for taxes	54,247		4.9	51,743	5.0
Net earnings	$245,953		22.5	$217,493	21.1

Basic earnings per common share:
Net earnings	$12.32			$10.60
Weighted average number of common shares	19,964,045			20,510,579

Diluted earnings per common share:
Net earnings	$12.29			$10.57
Weighted average number of common and common equivalent shares	20,018,614			20,571,000

Note:
(a)	Local currency sales increased 6% compared to the same period in 2025.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	September 30, 2026		% of sales	September 30, 2025	% of sales

Earnings before taxes	$300,200			$269,236
Amortization	19,374			20,022
Interest expense	15,675			17,695
Restructuring charges	3,944			5,972
Other charges (income), net	(5,741)			(3,003)
Adjusted operating profit	$333,452	(b)	30.5	$309,922	30.1

Note:
(b)	Adjusted operating profit increased 8% compared to the same period in 2025.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Nine months ended			Nine months ended
	September 30, 2026		% of sales	September 30, 2025	% of sales

Net sales	$3,068,735	(a)	100.0	$2,896,664	100.0
Cost of sales	1,208,477		39.4	1,181,453	40.8
Gross profit	1,860,258		60.6	1,715,211	59.2

Research and development	157,877		5.1	146,774	5.1
Selling, general and administrative	788,819		25.7	738,488	25.5
Amortization	58,412		1.9	54,796	1.9
Interest expense	49,928		1.6	51,127	1.7
Restructuring charges	16,664		0.5	13,296	0.5
Other charges (income), net	(10,698)	(b)	(0.2)	(9,105)	(0.4)
Earnings before taxes	799,256		26.0	719,835	24.9

Provision for taxes	150,950		4.9	136,407	4.8
Net earnings	$648,306		21.1	$583,428	20.1

Basic earnings per common share:
Net earnings	$32.22			$28.20
Weighted average number of common shares	20,122,698			20,687,609

Diluted earnings per common share:
Net earnings	$32.14			$28.12
Weighted average number of common and common equivalent shares	20,173,526			20,746,950

Note:
(a)	Local currency sales increased 4% compared to the same period in 2025. Excluding one-time tariff refunds to customers, local currency sales increased 5%.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Nine months ended			Nine months ended
	September 30, 2026		% of sales	September 30, 2025	% of sales

Earnings before taxes	$799,256			$719,835
One-time tariff refunds, net	(24,551)			—
Amortization	58,412			54,796
Interest expense	49,928			51,127
Restructuring charges	16,664			13,296
Other charges (income), net	(10,698)	(b)		(9,105)
Adjusted operating profit	$889,011	(c)	28.7	$829,949	28.7

Note:
(b)	Other charges (income), net for the nine months ended September 30, 2026 includes an $8.4 million charge to increase acquisition contingent consideration liabilities related to previously completed acquisitions.
(c)	Adjusted operating profit increased 7% compared to the same period in 2025. Reflects adjusted operating profit as a percentage of net sales excluding one-time customer tariff refunds.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	September 30, 2026	December 31, 2025

Cash and cash equivalents	$52,237	$66,888
Accounts receivable, net	733,189	778,243
Inventories	439,659	387,228
Other current assets and prepaid expenses	151,091	130,308
Total current assets	1,376,176	1,362,667

Property, plant and equipment, net	831,341	845,636
Goodwill and other intangible assets, net	994,424	1,018,135
Other non-current assets	493,533	486,208
Total assets	$3,695,474	$3,712,646

Short-term borrowings and maturities of long-term debt	$60,245	$63,931
Trade accounts payable	261,143	266,628
Accrued and other current liabilities	928,919	867,557
Total current liabilities	1,250,307	1,198,116

Long-term debt	1,963,439	2,088,241
Other non-current liabilities	404,067	449,925
Total liabilities	3,617,813	3,736,282

Shareholders’ equity	77,661	(23,636)
Total liabilities and shareholders’ equity	$3,695,474	$3,712,646

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Cash flow from operating activities:
Net earnings	$245,953	$217,493	$648,306	$583,428
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	13,271	12,715	39,731	38,049
Amortization	19,374	20,022	58,412	54,796
Deferred tax benefit	(1,272)	(2,287)	(1,449)	(5,127)
Share-based compensation	5,946	5,506	16,786	16,027
Proceeds from government grant (a)	—	—	6,240	—
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	25,298	45,923	(9,246)	43,014
Net cash provided by operating activities	308,570	299,372	758,780	730,187
Cash flows from investing activities:
Purchase of property, plant and equipment	(27,088)	(24,488)	(72,294)	(65,620)
Acquisitions	—	(72,513)	(2,242)	(75,428)
Other investing activities	16,513	(1,911)	30,671	(12,421)
Net cash used in investing activities	(10,575)	(98,912)	(43,865)	(153,469)
Cash flows from financing activities:
Proceeds from borrowings	479,748	435,629	1,435,743	1,558,207
Repayments of borrowings	(557,495)	(411,565)	(1,524,406)	(1,474,937)
Proceeds from exercise of stock options	9,359	1,797	10,774	10,859
Repurchases of common stock	(226,249)	(218,749)	(638,749)	(656,246)
Payments of excise tax on repurchases of common stock	—	—	(7,555)	—
Acquisition contingent consideration paid	(2,962)	—	(5,438)	—
Other financing activities	—	—	(50)	(920)
Net cash used in financing activities	(297,599)	(192,888)	(729,681)	(563,037)

Effect of exchange rate changes on cash and cash equivalents	458	(332)	115	(3,978)

Net increase (decrease) in cash and cash equivalents	854	7,240	(14,651)	9,703
Cash and cash equivalents:
Beginning of period	51,383	61,825	66,888	59,362
End of period	$52,237	$69,065	$52,237	$69,065

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW
	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$308,570	$299,372	$758,780	$730,187
Purchase of property, plant and equipment, net (a)	(26,793)	(24,488)	(71,725)	(65,620)
Payments in respect of restructuring activities	5,327	4,949	15,119	10,594
Proceeds from tariff refunds, net (b)	(6,633)	—	(49,511)	—
Transition tax payment	—	—	—	13,404
Proceeds from government grant (a)	—	—	(6,240)	—
Payments for government grant related operating expense (a)	554	—	1,154	—
Payments for acquisition costs (c)	4,123	901	4,291	901
Adjusted free cash flow	$285,148	$280,734	$651,868	$689,466

(a)	In December 2025, the Company entered into an agreement with the government of Xuhui, China to increase production automation and capacity and improve logistics. The Company will receive proceeds of approximately $31 million, of which approximately $18 million is expected to offset future purchases of property, plant and equipment and approximately $13 million is expected to offset future operating expenses. For the nine months ended September 30, 2026, funding proceeds of $6.2 million that will offset future operating expenses is excluded from Adjusted free cash flow. For the three and nine months ended September 30, 2026, operating expense of $0.6 million and $1.2 million and purchases of property, plant and equipment of $0.3 million and $0.6 million related to the government grant were excluded from adjusted free cash flow, respectively.
(b)	Includes tariff refund receipts of $9.4 million and $52.3 million for the three and nine months ended September 30, 2026, respectively, less related payments to customers of $2.8 million for both the three and nine months ended September 30, 2026.
(c)	Includes $3.9 million of the 2025 North American distribution acquisitions related contingent consideration payment that was reported in net cash provided by operating activities as required by U.S. GAAP for the three and nine months ended September 30, 2026.

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

			Americas		Europe	Asia/RoW		Total

U.S. Dollar Sales Growth
Three Months Ended September 30, 2026			3%		0%	16%		6%
Nine Months Ended September 30, 2026			1%		6%	13%		6%

Local Currency Sales Growth
Three Months Ended September 30, 2026			3%		2%	14%		6%
Nine Months Ended September 30, 2026			1%		2%	10%		4%
Note:
(a)	Local currency net sales increased 5%, including an increase of 3% in the Americas, before one-time tariff refunds to customers during the nine months ended September 30, 2026. Organic local currency net sales, which exclude acquisitions and one-time tariff refunds to customers, increased 6% and 4%, including an increase of 3% and 1% in the Americas and 13% and 8% in Asia/Rest of World, during the three and nine months ended September 30, 2026.

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended					Nine months ended
	September 30,					September 30,
	2026		2025		% Growth	2026		2025		% Growth

EPS as reported, diluted	$12.29		$10.57		16%	$32.14		$28.12		14%

Purchased intangible amortization, net of tax	0.26	(a)	0.26	(a)		0.79	(a)	0.74	(a)
Restructuring charges, net of tax	0.16	(b)	0.24	(b)		0.67	(b)	0.52	(b)
Acquisition costs, net of tax	—		0.05	(c)		0.31	(c)	0.05	(c)
Income tax expense	(0.14)	(d)	0.03	(d)		(0.08)	(d)	(0.02)	(d)
Tariff refunds, net of tax	—		—			(0.92)	(e)	—

Adjusted EPS, diluted	$12.57		$11.15		13%	$32.91		$29.41		12%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $6.9 million ($5.3 million after tax) and $7.1 million ($5.4 million after tax) for the three months ended September 30, 2026 and 2025, respectively, and $20.8 million ($16.0 million after tax) and $19.9 million ($15.3 million after tax) for the nine months ended September 30, 2026 and 2025, respectively.

(b)	Represents the EPS impact of restructuring charges of $3.9 million ($3.2 million after tax) and $6.0 million ($4.8 million after tax) for the three months ended September 30, 2026 and 2025, and $16.7 million ($13.5 million after tax) and $13.3 million ($10.8 million after tax) for the nine months ended September 30, 2026 and 2025, respectively, which primarily include employee related costs.
(c)	Represents the EPS impact of a net charge of $8.4 million ($6.3 million after tax) to increase acquisition contingent consideration liabilities related to previously completed acquisitions for the nine months ended September 30, 2026 and the EPS impact of acquisition transaction costs of $1.3 million ($1.0 million after tax) for the three and nine months ended September 30, 2025.
(d)	Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three and nine months ended September 30, 2026 and 2025 due to the timing of excess tax benefits associated with stock option exercises.
(e)	Represents the EPS impact of the one-time U.S. government tariff refunds of $52 million ($40 million after tax), less related customer tariff refunds of $28 million ($21 million after tax) for the nine months ended September 30, 2026.